EXHIBIT 10.23.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 1st day of October 2021.

BETWEEN:CONSOLIDATED WATER CO. LTD

and AQUILEX, INC. (a Florida company and wholly-owned subsidiary of Consolidated Water Co. Ltd. with its office at

5810 Coral Ridge Drive, Suite 220

Coral Springs, FL 33076

AND:ARMANDO AVERHOFF

6070 SW 13th Street Miami, FL 33144

(the “Employee”)

IT IS AGREED:

Engagement

1.	The Employee is presently employed as the Vice President of Information Technology of (i) Consolidated Water Co. Ltd., a Cayman Island company with various subsidiary and affiliated companies including Aquilex, Inc. As used hereinafter, “the Company” shall refer to Consolidated Water Co. Ltd. and its subsidiaries and affiliates, including Aquilex, Inc. The Company and the Employee hereby agree that the Employee’ s employment will be governed by the terms of this agreement commencing on the effective date of this agreement subject to the termination provisions set out in Clauses 17 and 18.
2.	The Employee will report to the Chief Financial Officer of the Company (the “CFO”).

Remuneration

3.	The Employee’s Base Salary will be US$184,625 per annum payable semi-monthly in arrears.
4.	In addition, during the term of this agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Employee.
5.	The Employee’s Base Salary will be reviewed as of January 1st each year by the CFO who may grant an increase but must not reduce the Employee’s salary below the level set out in Clause 3 or in the immediately preceding year, whichever is applicable.
6.	The Company, in its sole and absolute discretion, may, but is not obligated to, pay the Employee additional compensation in accordance with the Company’s Short-Term and Long-Term Incentive Compensation Plans.
7.	During the remainder of the first calendar year of this agreement, the Company will provide the Employee with a monthly automobile expense allowance of US$1,000. This monthly

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automobile allowance will increase on January 1 of each subsequent calendar year by US$50 (US$600 per year) during the term of this agreement.

Responsibilities

8.	The Employee’ s work will be performed mainly in the United States of America. The Employee may be required to travel to the Caribbean and other areas where THE COMPANY conducts or plans to conduct business.
9.	The Employee must devote the whole of his time to the Company’s business and must use his best endeavors to promote the Company’s interests and welfare.

The Employee has primary responsibility for the day-to-day Information Technology operations of the Company. These functions include:

(a)	Developing and maintaining IT policies, guidelines, standards and procedures.
(b)	Planning, maintaining, and executing additions, deletions and modifications to the Company’s technology hardware, infrastructure, and architecture, including its computers, servers, telecommunication equipment and lines, network and network security, software applications, internet access and websites.
(c)	Supervising and training IT department employees.
(d)	Working with Company management to provide IT-based solutions for the Company’s strategic plan and on-going operations.
(e)	Complying with the requirements of the Sarbanes-Oxley Act of 2002 or any other applicable laws and regulations, as such requirements apply to the IT functions of the Company.

The Employee must perform his duties under this agreement during normal business hours from Monday to Friday inclusive (except on public holidays) but he accepts that his duties, which include travelling on the Company’s business both within the United States of America and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Employee must not directly or indirectly engage in any activities or work which the Company deems to be detrimental to the best interests of the Company.

10.	In case of inability to work due to illness or injury, the Employee must notify the Company immediately and produce a medical certificate for any absence longer than three working days.
11.	The Employee is entitled to twenty-six (26) Paid Time Off (“PTO”) days per year.

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Holidays

12.	The Employee is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:
(a)	All public holidays in the United States of America.

Reimbursement of Expenses/Fees Earned

13.	Reimbursement of Expenses/Fees Earned:
(a)

All expenses for which the Employee claims reimbursement must be in accordance with any policies established by the Company from time to time and must be within the operating budgets approved by the Board of Directors of Consolidated Water Co. Ltd. The Company must reimburse the Employee for the costs incurred by the Employee in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the Employee’ s proving, to the CFO’s satisfaction, the amount he has spent for those purposes.

(b)	Any fees and payments received by the Employee for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company.

Non-Competition

14.	The Employee agrees, as a separate and independent agreement, that he will not during any period for which he is entitled to remuneration under this agreement, whether for his own account or for the account of any other person, firm or body corporate, either alone or jointly with or as director, manager, agent or employee of or as consultant to any person, firm or body corporate, directly or indirectly carry on or be engaged or concerned or interested in any person firm or body corporate which conducts business identical to or similar to that conducted by the Company.

Company Information, Documents, Confidentiality, and Non-Solicitation

15.	Company Information, Documents, Confidentiality, and Non-Solicitation
(a)	All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to The Company’s business or opportunities which the Employee keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all of The Company’s property and equipment are and will remain The Company’s sole and exclusive property both during the term of this agreement and after its termination or expiration;
(b)	If this agreement is terminated for any reason, or if the Company at any time requests, the Employee must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any

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other property belonging to the Company. Should the Employee afterwards require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;
(c)	The Employee must not, at any time during the term of this agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavor to entice away from the Company any person, firm or company who or which, at any time during this agreement was an employee, customer or supplier of the Company.
16.	Except where such information is a matter of public record or when required to do so by law, the Employee must not, either before or after this agreement ends, disclose to any person any information relating to the Company or its customers.

Termination

17.	This agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if either of the following events occurs:
(a)	The Employee dies.
(b)	The Employee gives three (3) months written notice of termination to the Company.
(c)	The Employee is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).
18.	The Company may terminate this agreement forthwith:
(a)	if the Employee knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CFO to the Employee setting forth in reasonable detail a description of such conduct, and, except to the extent previously accrued, all rights and obligations of both parties under this agreement shall cease.
(b)	if through physical or mental illness, the Employee is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then
(i)	the Employee will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but
(ii)	the Company will continue to pay the full cost of providing medical insurance for the Employee until the Employee is able once again to resume his duties in full.

If this incapacity continues for a period of nine months (including the 60-day period referred to above) the Employee’ s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

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(c)	The Company may terminate this agreement at any time upon serving three (3) months’ notice to the Employee and paying the Employee severance pay in accordance with applicable law or in an amount equal to one half of the Employee’s Base Salary, as adjusted by Clause 5, whichever amount is greater.

Notices

19.	Any notice to be served under this agreement must be in writing and will be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Employee as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this agreement. A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Waiver

20.	No change or attempted waiver of any of the provisions of this agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

21.	Whenever possible, each provision of this agreement must be interpreted in such manner as to be effective and valid. If any provision of this agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this agreement are declared to be severable.

Headings

22.	The headings in this agreement are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

23.	This agreement must be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida, USA to the jurisdiction of the courts of which the parties agree to submit.

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EXECUTED for and on behalf of CONSOLIDATED WATER CO. LTD. and AQUILEX, INC. in the presence of:

/s/ David W. Sasnett	/s/ Frederick W. McTaggart
Witness David W. Sasnett	FREDERICK W. MCTAGGART
Chief Executive Officer

EXECUTED by ARMANDO AVERHOFF

in the presence of:

/s/ David W. Sasnett	/s/ Armando Averhoff
Witness David W. Sasnett	ARMANDO AVERHOFF

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